LightPath Technologies, Inc. 8-K

Exhibit 14.2

LIGHTPATH TECHNOLOGIES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

FOR SENIOR FINANCIAL OFFICERS

This Code of Business Conduct and Ethics for Senior Financial Officers (this “Code”) has been adopted by the Board of Directors of LightPath Technologies, Inc. (the “Company”) to promote honest and ethical conduct, accurate and timely disclosure of financial information in the Company filings with the Securities and Exchange Commission (the “SEC”), and compliance with all applicable laws, rules, and regulations.

The Company expects all of its employees to carry out their responsibilities in accordance with the highest standards of personal and professional integrity and to abide by the provisions of the Company’s Code of Business Conduct and Ethics and all other policies and procedures that may be adopted by the Company from time to time governing the conduct of its employees. This Code supplements the Company’s Code of Business Conduct and Ethics as it relates to the activities of the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), principal accounting officer, Controller, Accounting Manager, and persons performing similar functions (collectively, the “Senior Financial Officers”).

Each Senior Financial Officer when performing his or her duties must:

1.	Maintain high standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.	Take reasonable actions within the scope of his or her responsibilities to ensure that the disclosures in reports and documents filed by the Company with the SEC and in other public communications made by the Company are full, fair, accurate, timely, and understandable.

3.	Comply with applicable laws, rules, and regulations.

4.	Act at all times in good faith, responsibly, with due care, and diligence in carrying out his or her responsibilities.

5.	Maintain the confidentiality of confidential financial or other information acquired in the course of employment, except when disclosure is properly authorized or is required by applicable law or legal process, and not use any such confidential information for personal advantage.

6.	Not take any action to coerce, manipulate, mislead, or fraudulently influence an independent accountant or internal auditor engaged in the performance of an audit or review of the Company’s financial statements or accounting books and records, with the purpose of rendering the financial statements false or misleading.

7.	Promptly bring to the attention of the Audit Committee any information he or she may have concerning:

a.	significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data;

b.	any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls;

c.	inaccurate disclosures made by the Company in its filings with the SEC or any other public communications;

d.	violations of the Company’s Code of Business Conduct and Ethics or this Code; or

e.	evidence of a material violation of the any securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

The Audit Committee shall be responsible for overseeing compliance with this Code and shall direct the investigation of any alleged violation and report its findings, including any recommended action, to the Board of Directors. Upon receipt of a determination that there has been a violation of this Code, the Board of Directors shall take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reprimand, probation, suspension, reduction in salary, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities. In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including, without limitation, the Audit Committee’s recommendation, if any, the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question was advised prior to the violation as to the proper course of action, and whether the individual in question previously committed other violations.

Any amendments to or waivers of this Code requires the approval of the Board of Directors. The Company will promptly disclose the nature of such amendment or waiver to the Company’s stockholders within four business days of such amendment or waiver in accordance with the rules of the SEC and NASDAQ.

Approved by the Board of Directors on April 28, 2016.

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